Exhibit 99.2

                             News Release
     Contact: Albert Beaupre  (513) 841-7241

    With Sale of Machine Tool Unit Completed,
    Cincinnati Milacron to Buy Back Up to 2 Million Shares-
    Shortening Name to "Milacron,"  Trading Symbol to "MZ"

    Focused on Plastics Technologies and Industrial Products,
    The New Milacron Expects More Consistent Earnings and Cash Flow


CINCINNATI, Ohio, October 5, 1998 -With completion of the sale of its machine tool operations announced earlier today, Cincinnati Milacron (NYSE: CMZ) said its board of directors has authorized the repurchase of up to two million shares, or about 5%, of its common stock outstanding. The company said it would purchase these shares from time to time on the open market in accordance with the guidelines in Rule 10b-18 under the Securities Exchange Act of 1934.

The company also officially changed its corporate name to "Milacron Inc." and, effective tomorrow, its shares will trade under the new symbol "MZ."

The new Milacron consists of two groups: plastics technologies and industrial products. These segments are expected to have combined revenues of $1.8 billion in 1999, with a resulting consolidated pre-tax operating margin approaching 10%.

"A new corporate name and trading symbol are very appropriate because Milacron is, in effect, a new company, positioned for more consistent earnings and cash flow," said Daniel J. Meyer, chairman, president and chief executive officer. "We now have freed up substantial resources we can use to grow our two higher-margin businesses, which, in recent years, have produced three-fourths of our sales and more than 90% of our profits.

"At the new Milacron, we have a lot going for us," Meyer said. "We have strong positions and a solid reputation in growing global markets. We have an excellent lineup of innovative products and a top-notch distribution network.
We have a proven strategy and a very capable employee/management team eager to make the most of our many opportunities. And, given our stronger cash flow, we'll have the financial flexibility to execute our plans for internal growth and future acquisitions."

Milacron has leadership positions in both the $15-billion world market for plastics-processing equipment and supplies and the $20-billion world market for industrial consumable products for metalworking. With its recently announced acquisition of Uniloy, Milacron's plastics technologies group, the largest North American producer of plastics machinery and number two worldwide, is expected to have sales of more than $1 billion in the coming year. The industrial products group, the second largest cutting tool maker in North America and third worldwide, expects its 1999 revenues to top $800 million.

"Our name change will help avoid confusion with the continuing operation of our former machine tool business, now known as Cincinnati Machine - A UNOVA Company," Meyer said. "Although we're dropping the `Cincinnati' from our name, we certainly aren't dropping Cincinnati. We still employ 2,400 people in southwest Ohio and we're committed to keeping our corporate headquarters in the greater Cincinnati metropolitan area," he said.

The stock symbol change becomes effective at the start of trading, Tuesday, October 6, 1998. No action is required of current shareholders, as all records will be updated automatically and Cincinnati Milacron/CMZ certificates for both common and preferred stock will remain valid indefinitely. Standard & Poor's has assigned new CUSIP numbers for Milacron's stock: 598709-103 for MZ common and 598709-202 for MZ preferred.
                                ____________
The new Milacron, with 1998 sales from continuing operations approaching $1.6 billion, is a global leader in plastics processing technologies and industrial consumable products for metalworking. The company has major manufacturing facilities in North America and Europe and 11,500 employees worldwide. Milacron's plastics technologies include injection molding machines, blow molding equipment and mold components, and after-market parts and services. Industrial products include carbide metalcutting inserts, insert holders, carbide and high-speed steel round tools, metalworking fluids, chemical and tool management services, precision grinding wheels, carbide wear parts and industrial magnets.

The above forward-looking statements by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in Item 2 of Milacron's most recent Form 10-Q on file with the Securities and Exchange Commission.


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